Exhibit 10.7

 [Cable One Letterhead]

February 12, 2018

Mr. Peter Witty

[REDACTED]

Dear Pete,

We are delighted at the prospect that you will be joining Cable One as Senior Vice President, General Counsel and Secretary in Phoenix, Arizona. This letter confirms our offer of employment to you with an anticipated hire date of April 2, 2018. As we have discussed, this offer is subject to your satisfactory completion of the pre-employment physical, background check and all other pre-hire clearances.

SALARY AND BONUS

Your starting salary will be $315,000 per annum, payable bi-weekly in accordance with the Company’s normal payroll practices. This salary is subject to review and possible adjustment in Cable One’s discretion periodically.  As part of your employment with Cable One and for the role you will be fulfilling of Senior Vice President, General Counsel and Secretary, you will be eligible to receive an annual bonus targeted at 50% of your base annual salary (with potential of up to 100% of base pay).  Bonuses are awarded in the Company’s sole discretion, are not guaranteed, and are determined after an evaluation of the Company's performance as well as your own performance for the period reviewed.  Payment of a bonus for one year does not guarantee payment in any subsequent year.  Any bonus in respect of your first year of employment would be prorated for the number of months worked.  Bonuses are typically paid in March after the calendar year for which they are awarded, and only associates who remain on the Company’s payroll on the date of payment are eligible.  No pro-rated bonus is awarded for the final year of employment.

RELOCATION & TEMPORARY HOUSING*

The Company will also provide you with relocation assistance and a temporary housing allowance of $120,000. These amounts are typically payable as reimbursement for all reasonable, travel, food, gasoline, lodging and related expenses in connection with your visit to Phoenix, Arizona to search for a home and all other moving-related expenses, including but not limited to movement of household goods, storage, rental agency/temporary housing, buying or selling a home, etc., in one lump sum when you begin your employment with us. As a condition of accepting this offer, you agree that, if your employment with Cable One ends for any reason (other than a layoff, reduction-in-force, or due to the termination of your position in the event the Company is sold) less than two years after your hire date, any amount owed to the Company will be deducted from your final pay check. If any relocation money owed to the Company is still outstanding after such deduction, you shall reimburse the Company for the pro-rated net amount paid in relocation assistance no later than 30 days after the date of termination.*

EQUITY COMPENSATION

(a)

SARs. Subject to the approval of the Compensation Committee, you will receive a grant of 2,000 stock appreciation rights under the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”). This grant will vest in four equal installments on the first four anniversaries of the grant date, provided that you remain employed with Cable One through each vesting date, except as otherwise provided in your award agreement.

(b)

Restricted Stock. Subject to the approval of the Compensation Committee, you will receive a grant of restricted stock with a grant date fair value equal to approximately $945,000 multiplied by a fraction (i) the numerator of which is the number of full and partial months from your hire date through December 31, 2020 and (ii) the denominator of which is 36. This grant will cliff-vest on January 3, 2021, provided that you remain employed with Cable One through the vesting date, except as otherwise provided in your award agreement.

The SARs grant and the Restricted Stock grant will be subject to Cable One’s standard terms and conditions and the restrictive covenants applicable to other executives of Cable One, as set forth in your award agreements and the Plan, provided that you acknowledge and agree that your relocation to Phoenix, Arizona will not be considered “Good Reason” for purposes of your award agreements.

You also understand and agree that you are solely responsible for any additional tax obligations resulting from the Company’s payments.

Nothing in this letter modifies your at-will employment status. Accordingly, either you or Cable One may end the employment relationship at any time and for any reason or no reason, with or without notice.

Please sign and date this letter below to indicate your acceptance and return the original to me at your earliest convenience. Keep the copy for your records.

We look forward to seeing you on April 2, 2018.

Sincerely,

/s/ Julia M. Laulis

Julia M. Laulis

President and CEO

Cable One, Inc.

[REDACTED]

[REDACTED]

Original – via US mail

Copy – via email

ACCEPTED AND AGREED:

/s/ Peter N. Witty                                    ,                         February 14, 2018

Peter Witty

*Relocation & Temporary Housing Proration Schedule:

0 to 6 months     -  100%

7 to 12 months   -  75%

13 to 18 months -  50%

19 to 24 months -  25%